Exhibit 99.1

Affinity Gaming Provides Public Notice of Unauthorized IT System Access

Patrons Encouraged to Take Steps to Protect Identity and Financial Information

LAS VEGAS, May 16, 2014 - Affinity Gaming ("Affinity") has confirmed an unauthorized intrusion into the system that processes customer credit and debit cards for non-ATM transactions at its casino and casino resort properties, and is issuing this public notice of the data security incident. Affinity is encouraging individuals who visited its facilities and used their credit or debit cards for hotel, food and beverage, or retail transactions between December 7, 2013, and April 28, 2014, to take steps to protect their identities and financial information. ATM and cash advance transactions were not affected. Affinity takes this matter very seriously, and has established a confidential, toll-free inquiry line to assist its customers.

“Our customers are our top priority and we can assure them we are working tirelessly, using best-in-class experts to protect our IT system and their information,” said David Ross, Chief Executive Officer at Affinity. “We deeply regret any inconvenience this incident may cause and are ensuring our customers have the information they need to address any concerns.”

On April 17, 2014, Affinity was conducting a security audit of its IT systems, when it identified a possible issue in the system that processes debit and credit card transactions. Affinity immediately initiated a thorough investigation, supported by a top-tier and globally recognized, third-party data forensics expert, Mandiant, which determined the nature and scope of the compromise. Mandiant’s and Affinity’s teams worked aggressively to fully secure the payment card systems and ensure that customer payments are protected. Affinity promptly and repeatedly posted notices of this incident on its website, in an effort to inform and update customers of its ongoing investigation.

Affinity's investigation, while still continuing, has determined that its system was attacked by hackers, which resulted in a compromise of credit card and debit card information used in non-gaming purchases from individuals who visited its casino and casino resort facilities: Silver Sevens Hotel & Casino in Las Vegas, NV; Rail City Casino in Sparks, NV; Primm Valley Resort & Casino in Primm, NV; Buffalo Bill's Resort & Casino in Primm, NV; Whiskey Pete's Hotel & Casino in Primm, NV; Lakeside Hotel-Casino in Osceola, IA; St. Jo Frontier Casino in St. Joseph, MO; Mark Twain Casino in LaGrange, MO; Golden Gates Casino in Black Hawk, CO; Golden Gulch Casino in Black Hawk, CO; and Mardi Gras Casino in Black Hawk, CO. Credit or debit card data was exposed at these locations for those customers making hotel, food and beverage, and retail purchases with their cards between December 7, 2013 and April 28, 2014.

Affinity encourages its patrons to protect against possible identity theft or other financial loss by reviewing account statements for any unusual activity, notifying their credit card companies, and monitoring their credit reports. Under U.S. law, individuals are entitled to one free credit report annually from each of the three major credit bureaus. To obtain a free credit report, visit www.annualcreditreport.com or call, toll-free, (877) 322-8228.

At no charge, Affinity customers can also have these credit bureaus place a "fraud alert" on their files that alerts creditors to take additional steps to verify their identity prior to granting credit in their names. Please note, however, that because it tells creditors to follow certain procedures to protect the individual’s credit, it may also delay the ability to obtain credit while the agency verifies the individual’s identity. As soon as one credit bureau confirms an individual’s fraud alert, the others are notified to place fraud alerts on that individual’s file. Any individual wishing to place a fraud alert, or who has questions regarding their credit report, can contact any one of the following agencies: Equifax, P.O. Box 105069, Atlanta, GA 30348-5069, 800-525-6285, www.equifax.com; Experian, P.O. Box 2002, Allen, TX 75013, 888-397-3742, www.experian.com; or TransUnion, P.O. Box 2000, Chester, PA 19022-2000, 800-680-7289, www.transunion.com. Information regarding security freezes may also be obtained from these sources.

The Federal Trade Commission (FTC) also encourages those who discover that their information has been misused to file a complaint with them. To file a complaint with the FTC, or to obtain additional information on identity theft and the steps that can be taken to avoid identity theft, the FTC can be reached at: 600 Pennsylvania Avenue NW, Washington, D.C. 20580, or at www.ftc.gov/bcp/edu/microsites/idtheft/ or (877) ID-THEFT (877-438-4338); TTY: (866) 653-4261. State Attorneys General may also have advice on preventing identity theft, and instances of known or suspected identity theft should be reported to law enforcement, the Attorney General in the individual’s state of residence, and the FTC. Individuals can also learn more about placing a fraud alert or security freeze on their credit files by contacting the FTC or their state's Attorney General. For North Carolina residents, the Attorney General can be contacted at 9001 Mail Service Center, Raleigh, NC 27699-9001, (919) 716-6400, www.ncdoj.gov. For Maryland residents, the Attorney General can be contacted at 200 St. Paul Place, 16th Floor, Baltimore, MD 21202, (888) 743-0023, www.oag.state.md.us.

The confidential inquiry line established by Affinity is available Monday through Friday, 6:00 a.m. to 6:00 p.m. P.S.T. and can be reached at (877) 238-2179 (U.S. and Canadian residents) or +1 (814) 201-3696 (international residents).

Affinity remains dedicated in its commitment to the security of its customers' information and will continue to evolve and enhance system security in anticipation of new and emerging threats. Affinity is providing website notice of this incident and substitute notice of this incident in the states and territories where its customers reside. Affinity is also working closely with the United States Secret Service and the United States Federal Bureau of Investigation, in order to bring whoever is responsible for this incident to justice. Affinity is notifying gaming regulators, and certain state and international regulators. Affinity has notified the credit card companies and the appropriate banks. Affinity has also undertaken systematic and uncompromising efforts to strengthen the security of its data network, and to identify and implement additional appropriate safeguards.

Media Contact:
Harry Frazier
Email: harry.frazier@fleishman.com
Phone: 202.828.8897